Exhibit 23.2

Consent of Independent Registered Public Accounting Firm, Moss Adams LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127858, 333-121085 and 333-157540) of Home Federal Bancorp, Inc. of our report dated December 11, 2009, except for the adjustments to retrospectively apply the change in accounting and disclosure for the impact of participating securities on earnings per share in Note 17,  relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Home Federal Bancorp, Inc. for the year ended September 30, 2011.

/s/ Moss Adams LLP

Spokane, Washington
December 14, 2011